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                                                                     EXHIBIT 9.2
                                                                     -----------
                                FIRST AMENDMENT

                      TO THE REGISTRATION RIGHTS AGREEMENT

                 DATED AS OF MARCH 30, 2000 BY AND BETWEEN THE

                           PURCHASER AND THE COMPANY


          THIS FIRST AMENDMENT TO THE REGISTRATION RIGHTS AGREEMENT DATED AS OF MARCH 30, 2000 BY AND BETWEEN THE PURCHASER AND THE COMPANY (this "Amendment") is effective as of July 14, 2000.

                             Preliminary Statement:

          The Registration Rights Agreement (the "Rights Agreement") was entered into by the parties thereto on March 30, 2000. The parties agree to amend the Rights Agreement to include common stock issuable upon conversion of the Company's Series B Convertible Preferred Stock to be issued in exchange for the Company's 15% Senior Subordinated Exchangeable Notes due 2006.

          NOW, THEREFORE, in consideration of the above premises, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Company hereby agree that the Rights Agreement be amended as follows:

          1.   Defined Terms.

          Terms used with initial capital letters herein which are not otherwise defined in this Amendment shall have the meanings given to them in the Purchase Agreement.

          2.   Amendments to Rights Agreement.

          (a) The second paragraph of the recitals is amended by adding the following parenthetical in the first sentence after the words "15% Senior Subordinated Exchangeable Notes due 2006": (the "March Notes").

          (b) The Rights Agreement is further amended by inserting the following phrase between the second and third paragraphs of the recitals:
"WHEREAS, the Company has sold $14,000,000 in aggregate principle amount of 15% Senior Subordinated Exchangeable Notes due 2006 (the "July Notes"), which are automatically exchanged into shares of the Company's Series B Convertible Preferred Stock having an aggregate liquidation preference equal to the aggregate principal amount of the July Notes then outstanding, plus accrued interest; and"

          (c) Section 1 of the Rights Agreement is amended by changing the definition of "Conversion Shares" to read: ""Conversion Shares" shall mean shares of Common Stock issued upon any (i) conversion, in whole or in part, of the Convertible Notes and (ii) conversion, of the Preferred Stock issued in exchange for the July Notes."

          (d) Section 1 of the Rights Agreement is further amended by adding the following definition of "Preferred Stock": "Preferred Stock" shall mean the Company's Series B Convertible Preferred Stock having an aggregate liquidation preference equal to the aggregate principal amount of the July Notes then outstanding, plus accrued interest. The rights and preferences of the Convertible Preferred Stock shall be as set forth in articles of amendment to the Company's articles of incorporation substantially in the form attached as Exhibit G to the Purchase Agreement.
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          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement or caused this Agreement to be executed and delivered by their authorized representatives as of the date first above written.


                            THAYER-BLUM FUNDING, L.L.C.



                            By:     /s/ Jeffrey Goettman
                                 ----------------------------
                                    Jeffrey Goettman
                                    Manager


                            EFTC CORPORATION



                            By:     /s/ Jack Calderon
                                 ----------------------------
                                   Jack Calderon
                                   Chairman

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